Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/26/2022	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS SECOND QUARTER 2022 RESULTS

•Global comparable sales increased nearly 10%, with growth across all segments

•Digital Systemwide sales* in our top six markets exceeded $6 billion for the quarter, representing nearly a third of their total Systemwide sales

CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2022.

“The McDonald’s System continues to demonstrate strength and resiliency,” said McDonald’s President and Chief Executive Officer, Chris Kempczinski. “Our second quarter performance reflects outstanding execution against our Accelerating the Arches strategy. By focusing on our customers and crew, enabled by a rapidly growing digital capability, we delivered global comparable sales growth of nearly 10%. Nonetheless, the operating environment across the competitive landscape remains challenging. While we are planning for a wide range of scenarios, I am confident that our plans and people position McDonald’s to weather this environment better than others.”

Second quarter financial performance:
•Global comparable sales increased 9.7%, reflecting positive comparable sales across all segments:
•U.S. increased 3.7%
•International Operated Markets segment increased 13.0%
•International Developmental Licensed Markets segment increased 16.0%
•Consolidated revenues decreased 3% (increased 3% in constant currencies).
•Systemwide sales increased 4% (10% in constant currencies).
•Consolidated operating income decreased 36% (30% in constant currencies). Results included $1.2 billion of charges related to the sale of the Company's business in Russia and a gain of $271 million related to the Company's sale of its Dynamic Yield business. Excluding these current year net charges and prior year net gains of $98 million, primarily related to the sale of McDonald's Japan stock, consolidated operating income was flat (increased 7% in constant currencies).
•Diluted earnings per share was $1.60, a decrease of 46% (41% in constant currencies). Excluding the net charges described above of $0.90 per share and nonoperating expense of $0.05 per share related to the settlement of a tax audit in France, diluted earnings per share for the quarter was $2.55, an increase of 8% (14% in constant currencies), when also excluding prior year net pre-tax gains of $0.10 per share and income tax benefits of $0.48 per share.**

* Refer to page 4 for a definition of Systemwide sales.
** Refer to page 2 for additional details.

COMPARABLE SALES*

	Increase/(Decrease)
	Quarters Ended June 30,
	2022	2021
U.S.	3.7%	25.9%
International Operated Markets	13.0	75.1
International Developmental Licensed Markets & Corporate	16.0	32.3
Total	9.7%	40.5%
*For both International Operated Markets and Total comparable sales calculations for the second quarter 2022, restaurants in Russia were treated as permanently closed starting April 1, 2022 and therefore excluded from the calculations, and restaurants in Ukraine were treated as temporarily closed and therefore included in the calculations.

•U.S.: Comparable sales growth was driven by strategic menu price increases and value offerings across both our everyday menu and digital offerings.

•International Operated Markets: Strong operating performance drove positive comparable sales across the segment, led by very strong comparable sales in France and Germany.

•International Developmental Licensed Markets: The quarter reflected strong comparable sales driven by Brazil and Japan, partly offset by negative comparable sales in China due to continued COVID-19 resurgences and related government restrictions.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,718.4	$5,887.9	(3)%	3%	$11,384.0	$11,012.5	3%	8%
Operating income	1,711.8	2,691.1	(36)	(30)	4,024.4	4,972.4	(19)	(15)
Net income	1,188.0	2,219.3	(46)	(42)	2,292.4	3,756.5	(39)	(36)
Earnings per share-diluted	$1.60	$2.95	(46)%	(41)%	$3.08	$5.00	(38)%	(35)%
Results for the quarter and six months reflected strong operating performance driven by higher sales-driven Franchised margins. Company-operated margins were negatively impacted for both periods by the restaurant closures in Russia and Ukraine, as well as by inflationary pressures on labor and commodities. The quarter and six months also reflected an income tax benefit associated with global tax audit progression.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended June 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$1,188.0	$2,219.3	(46)%	(42)%	$1.60	$2.95	(46)%	(41)%
(Gains)/charges	668.6	(70.8)			0.90	(0.10)
Change in U.K. statutory tax rate	—	(363.7)			—	(0.48)
France tax settlement	37.2	—			0.05	—
Non-GAAP	$1,893.8	$1,784.8	6%	13%	$2.55	$2.37	8%	14%

	Six Months Ended June 30,
	Net Income				Earnings per share - diluted
	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2022	2021	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$2,292.4	$3,756.5	(39)%	(36)%	$3.08	$5.00	(38)%	(35)%
(Gains)/charges	770.7	(169.7)			1.03	(0.23)
Change in U.K. statutory tax rate	—	(363.7)			—	(0.48)
France tax settlement	537.2	—			0.72	—
Non-GAAP	$3,600.3	$3,223.1	12%	17%	$4.83	$4.29	13%	18%
Results for 2022 included the following:
•Pre-tax charges of $1.2 billion, or $1.30 per share, for the quarter and $1.3 billion, or $1.43 per share, for the six months, related to the sale of the Company's business in Russia
•Pre-tax gain of $271 million, or $0.40 per share, for the quarter and six months, related to the Company's sale of its Dynamic Yield business
•$37 million, or $0.05 per share, for the quarter and $537 million, or $0.72 per share, for the six months, of nonoperating expense related to the settlement of a tax audit in France

Results for 2021 included the following:
•Net pre-tax gains of $98 million, or $0.10 per share, for the quarter and $233 million, or $0.23 per share, for the six months, primarily related to the sale of McDonald's Japan stock
•$364 million, or $0.48 per share, for the quarter and six months related to the remeasurement of deferred taxes as a result of a change in the U.K. statutory income tax rate

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters and acts of war, terrorism or other hostilities (including restaurants temporarily closed due to COVID-19, as well as those in Ukraine). Restaurants in Russia were treated as permanently closed as of April 1, 2022 and therefore excluded from the calculation of comparable sales for the quarter. Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2022.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on July 26, 2022. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with nearly 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on July 26, 2022. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2022	2021	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,112.8	$2,488.7	$(375.9)	(15)%
Revenues from franchised restaurants	3,526.8	3,306.2	220.6	7
Other revenues	78.8	93.0	(14.2)	(15)

TOTAL REVENUES	5,718.4	5,887.9	(169.5)	(3)

Operating costs and expenses
Company-operated restaurant expenses	1,769.8	2,021.0	(251.2)	(12)
Franchised restaurants-occupancy expenses	588.6	579.1	9.5	2
Other restaurant expenses	57.9	68.3	(10.4)	(15)
Selling, general & administrative expenses
Depreciation and amortization	93.0	83.1	9.9	12
Other	611.2	572.4	38.8	7
Other operating (income) expense, net	886.1	(127.1)	1,013.2	n/m
Total operating costs and expenses	4,006.6	3,196.8	809.8	25

OPERATING INCOME	1,711.8	2,691.1	(979.3)	(36)

Interest expense	290.6	296.5	(5.9)	(2)
Nonoperating (income) expense, net	12.1	18.6	(6.5)	(36)

Income before provision for income taxes	1,409.1	2,376.0	(966.9)	(41)
Provision for income taxes	221.1	156.7	64.4	41

NET INCOME	$1,188.0	$2,219.3	$(1,031.3)	(46)%

EARNINGS PER SHARE-DILUTED	$1.60	$2.95	$(1.35)	(46)%

Weighted average shares outstanding-diluted	742.0	752.1	(10.1)	(1)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2022	2021	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,415.2	$4,650.2	$(235.0)	(5)%
Revenues from franchised restaurants	6,789.6	6,183.6	606.0	10
Other revenues	179.2	178.7	0.5	—

TOTAL REVENUES	11,384.0	11,012.5	371.5	3

Operating costs and expenses
Company-operated restaurant expenses	3,729.0	3,838.6	(109.6)	(3)
Franchised restaurants-occupancy expenses	1,172.6	1,150.6	22.0	2
Other restaurant expenses	130.2	135.5	(5.3)	(4)
Selling, general & administrative expenses
Depreciation and amortization	185.7	159.1	26.6	17
Other	1,195.5	1,062.8	132.7	12
Other operating (income) expense, net	946.6	(306.5)	1,253.1	n/m
Total operating costs and expenses	7,359.6	6,040.1	1,319.5	22

OPERATING INCOME	4,024.4	4,972.4	(948.0)	(19)

Interest expense	577.9	596.5	(18.6)	(3)
Nonoperating (income) expense, net	496.2	47.2	449.0	n/m

Income before provision for income taxes	2,950.3	4,328.7	(1,378.4)	(32)
Provision for income taxes	657.9	572.2	85.7	15

NET INCOME	$2,292.4	$3,756.5	$(1,464.1)	(39)%

EARNINGS PER SHARE-DILUTED	$3.08	$5.00	$(1.92)	(38)%

Weighted average shares outstanding-diluted	744.8	751.6	(6.8)	(1)%
n/m Not meaningful